                                                                    EXHIBIT 3.10


                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              TALARIAN CORPORATION


                                    ARTICLE I

     The name of the corporation is Talarian Corporation.

                                   ARTICLE II

     The address of the registered office of the corporation in the State of Delaware is 15 East North Street, City of Dover, County of Kent. The name of its registered agent at that address is Incorporating Services, Ltd.

                                   ARTICLE III

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

     A.   Authorization of Shares

     The total number of shares of all classes of stock which the corporation has authority to issue is fifty-five million (55,000,000) shares, consisting of two classes: fifty million (50,000,000) shares of Common Stock, $0.001 par value per share, and five million (5,000,000) shares of Preferred Stock, $0.001 par value per share.

     B.   Designation of Future Series of Preferred Stock

     The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). Subject to approval by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates establishing a series of Preferred Stock.

     Except as expressly provided in any certificate of designation designating any series of Preferred Stock pursuant to the foregoing provisions of this
Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

     If the certificate of designation creating a series of Preferred Stock so provides, any shares of a series of Preferred Stock that are acquired by the corporation, whether by redemption, purchase, conversion or otherwise, so that such shares are issued but not outstanding, may not be reissued as shares of such series or as shares of the class of Preferred Stock. Upon the retirement of any such shares and the filing of a certificate of retirement pursuant to Sections 103 and 243 of the Delaware General Corporation Law with respect thereto, the shares of such series shall be eliminated and the number of shares of Preferred Stock shall be reduced accordingly.

                                    ARTICLE V

     The Board of Directors of the corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation.

                                   ARTICLE VI

     Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                   ARTICLE VII

     A. Number of Directors. The number of directors constituting the entire Board shall be fixed from time to time exclusively by vote of a majority of the entire Board. The number of directors shall not be reduced so as to shorten the term of any director at the time in office.

     B. Classified Board. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the corporation's initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors, with the number of directors in each class to be divided as equally as reasonably possible. The term of office of the Class I directors shall expire at the corporation's first annual meeting of stockholders following the closing of the corporation's Initial Public Offering, the term of office of the Class II directors shall expire at the corporation's second annual meeting of stockholders following the closing of the Initial Public Offering, and the term of office of the Class III directors shall expire at the corporation's third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders commencing with the first annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Prior to the closing of the Initial Public Offering, or in the event the corporation is prohibited from dividing its board of directors through the operation of Section 2115 of the California General Corporation Law following the closing of the Initial Public Offering, each director shall hold office until the next annual meeting of stockholders and until such director's successor is elected and qualified, or until such director's earlier death, resignation or removal.

     C. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, and unless otherwise required by law, any director or the entire Board of Directors of the corporation may be removed only for cause and only by the affirmative vote of the holders of 66 2/3% of the shares then entitled to vote at an election of directors.

                                  ARTICLE VIII

     To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

                                   ARTICLE IX

     No action shall be taken by the stockholders of the corporation except at annual or special meetings of stockholders called in accordance with the Bylaws of the corporation, and the stockholders of the corporation shall not take any action by written consent.